[GRAPHIC OMITTED]
PEPPER HAMILTON LLP
Attorneys at Law

3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA  19103-2799
215.981.4000
Fax 215.981.4750


                                                                  (215) 981-4506
                                                          delrasoj@pepperlaw.com

                                                     August 6, 2007

Via EDGAR

Filing Desk
U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

                  Re:      FundVantage Trust
                           1933 Act File No. 333-141120
                           ----------------------------
                           1940 Act File No. 811-22027
                           ----------------------------

Ladies and Gentlemen:

                  Pursuant to Rule 485(a) under the Securities Act of 1933 (the "Act"), FundVantage Trust (the "Trust") is hereby transmitting for filing Post-Effective Amendment No. 1 to the Trust's Registration Statement on Form N-1A (the "Amendment"). This Amendment is being filed to register for offering and sale a new series of the Trust, the Lateef Fund (the "Fund"). Upon effectiveness of the Amendment, the Fund will offer Class A Shares, Class C Shares, and Class I Shares. Class A Shares will be subject to a maximum front-end sales charge of 5.00% and a Rule 12b-1 distribution fee of 0.25%. Class C Shares will be subject to a Rule 12b-1 distribution fee of 1.00%.

                  Accompanying this letter and the Amendment is a written request for acceleration pursuant to Rule 461 under the 1933 Act by the Trust and PFPC Distributors, Inc., the Trust's principal underwriter, requesting that the Commission declare the Registration Statement effective at 8:00 a.m. on Friday, August 31, 2007. Since the Trust and its principal underwriter are making an acceleration request pursuant to Rule 461 of the Act, the Trust has agreed to and disclosed the undertaking required by Rule 484 of the Act.


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--------------------------------------------------------------------------------
      Berwyn         Harrisburg          Princeton          Wilmington

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PEPPER HAMILTON LLP
Attorneys at Law

U.S. Securities and Exchange Commission
Page 2
August 6, 2007


                  If you have any questions regarding the Amendment, please contact the undersigned (telephone number: 215.981.4506) or John P. Falco, Esq. (telephone number: 215.981.4659).

                                                    Very truly yours,

                                                    /s/ Joseph V. Del Raso
                                                    ----------------------
                                                    Joseph V. Del Raso



cc:        Joel Weiss
           John P. Falco, Esq.
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FundVantage Trust                                      PFPC Distributors, Inc.
301 Bellevue Parkway                                   760 Moore Road
Wilmington, DE 19809                                   King of Prussia, PA 19406


                                                     August 6, 2007

VIA EDGAR
---------
Filing Desk
U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                 Re:        FUNDVANTAGE TRUST
                            Post-Effective Amendment No. 1 to Registration Statement on Form N-1A (File Nos. 333-141120 and 811-22027)
                            Request for Acceleration of Effective Date
                            ----------------------------------------------------

Ladies and Gentlemen:

                  Pursuant to Rule 461 under the Securities Act of 1933, as amended (the "1933 Act"), FundVantage Trust (the "Registrant") and PFPC Distributors, Inc. (the "Underwriter), as the principal underwriter of the shares of the Registrant, hereby request that the Securities and Exchange Commission (the "Commission") declare the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form N-1A effective at 8:00 a.m. on Friday, August 31, 2007, or as soon as practicable thereafter.

                  You may direct any questions or comments concerning this request to Joseph V. Del Raso, Esq. of Pepper Hamilton LLP (215) 981-4506 or, in his absence, to John P. Falco at (215) 981-4659.

                                                       FUNDVANTAGE TRUST

                                              By:      /s/ Joel Weiss
                                                       ---------------
                                                       Joel Weiss
                                                       President


                                                       PFPC DISTRIBUTORS, INC.

                                              By:      /s/ Bruno DiStefano
                                                       -------------------
                                                       Bruno DiStefano
                                                       Vice President